(e) Certification under
Rule 466

Certification under Rule 466

The Depositary, Citibank, N.A., represents and certifies the following:

That is previously filed a Registration Statement on Form F-6 (European Aeronautic Defence & Space Co EADS NV No. 333-139779) that the Commission declared effective, with terms of deposit identical to the terms of this Registration Statement (except for the number of Securities a Depositary Share represents).

That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Citibank, N.A., as Depositary

By: /s/ Patricia Brigantic

Name: Patricia Brigantic Title: Director & Associate General Counsel